UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2018

Hi-Crush Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35630	90-0840530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Post Oak Blvd, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 980-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

ABL Credit Agreement

On August 1, 2018, Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), replaced its Second Amended and Restated Credit Agreement, dated December 22, 2017 (the “Revolving Credit Agreement”), among the Partnership, as borrower, and ZB, N.A. dba Amegy Bank, as administrative agent, issuing lender and swing line lender, and the lenders named therein (the “Revolving Lenders”) by entering into a Credit Agreement (the “ABL Credit Agreement”) among the Partnership, as borrower, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and an issuing lender, and each other issuing lender party thereto.

The ABL Credit Agreement is a senior secured revolving credit facility that permits aggregate borrowings of up to $200.0 million, including a $50.0 million sublimit for letters of credit, with the ability to increase the amount of permitted aggregate borrowings up to $300.0 million subject to certain conditions. The ABL Credit Agreement replaces the Partnership’s previous $150 million revolving credit facility under the Revolving Credit Agreement, extending the maturity to 2023 under the ABL Credit Agreement from 2022 under the Revolving Credit Agreement.

The obligations of the Partnership under the ABL Credit Agreement are secured by substantially all assets of the Partnership (other than real estate and other customary exclusions). In addition, the Partnership’s subsidiaries guarantee the Partnership’s obligations under the ABL Credit Agreement and grant to the administrative agent security interests in substantially all of their respective assets (other than real estate and other customary exclusions).

Borrowings under the ABL Credit Agreement bear interest at a rate equal to, at the Partnership’s option, either (1) a base rate plus an applicable margin ranging between 0.75% per annum and 1.50% per annum, based upon the Partnership’s leverage ratio, or (2) a LIBOR rate plus an applicable margin ranging between 1.75% per annum and 2.50% per annum, based upon the Partnership’s leverage ratio.

The ABL Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In certain limited circumstances, the ABL Credit Agreement requires compliance with a fixed charge coverage ratio. In addition, it contains customary events of default that entitle the lenders to cause any or all of the Partnership’s indebtedness under the ABL Credit Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults

The foregoing description of the ABL Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the ABL Credit Agreement, which is being filed as Exhibit 10.1 hereto.

Indenture

On August 1, 2018, the Partnership completed the previously announced offering (the “Offering”) of $450,000,000 aggregate principal amount of its 9.500% Senior Notes due 2026 (the “Notes”). The Notes were issued under and are governed by an indenture, dated as of August 1, 2018 (the “Indenture”), by and among the Partnership, the guarantors named therein (the “Guarantors”), and U.S. Bank National Association, as trustee. The Notes are fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, on a senior unsecured basis by the Guarantors. The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Partnership’s unrestricted affiliates, and limitations on asset sales.

At any time prior to August 1, 2021, the Partnership may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.500% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with an amount of cash not greater than the net proceeds from certain equity offerings. At any time prior to August 1, 2021, the Partnership may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium plus accrued and unpaid interest, if any, to the redemption date. The Partnership may also redeem all or a part of the Notes at any time on or after August 1, 2021, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. If the Partnership experiences a change of control, the Partnership may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date.

The Notes and the Guarantees rank equally in right of payment with all of the Partnership’s and the Guarantors’ existing and future senior indebtedness, effectively junior to all of the Partnership’s existing and future secured indebtedness, including borrowings the ABL Credit Agreement, to the extent of the value of the assets securing such indebtedness, structurally junior to any indebtedness of the Partnership’s subsidiaries that do not guarantee the Notes (including trade payables), and senior to all of the Partnership’s and the Guarantors’ future subordinated indebtedness.

The summary of the Indenture set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On August 1, 2018, in connection with entering into the ABL Credit Agreement, the Partnership terminated the Revolving Credit Agreement. The Partnership had no outstanding loans under the Revolving Credit Agreement. Upon execution of the ABL Credit Agreement described above, the Revolving Lenders commitments under the Revolving Credit Agreement were terminated and the outstanding liabilities of the Partnership with respect to its obligations under the Revolving Credit Agreement were released and discharged.

In addition, on August 1, 2018, in connection with the closing of the Offering, the Partnership repaid its outstanding debt (including accrued interest) (the “Term Loan Repayment”) under that certain term loan credit agreement, dated as of December 22, 2017 (the “Term Loan Credit Agreement”), among the Partnership, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders named therein (the “Term Loan Lenders”). The Term Loan Repayment was made prior to the Maturity Date (as defined in the Term Loan Agreement Credit Agreement) and no material early payment penalties were incurred by the Partnership.

The Revolving Lenders and the Term Loan Lenders (and their affiliates under the Revolving Credit Agreement and the Term Loan Credit Agreement, respectively) have various other relationships with the Partnership involving the provision of financial services, including depository banking services, cash management and credit cards. These parties have received, and may in the future receive, customary compensation from the Partnership and its subsidiaries and affiliates for such services.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

At the closing of the previously announced acquisition (the “Acquisition”) of FB Industries, Inc. (“FB Industries”), the Partnership issued 1,279,328 common units to the owners of FB Industries. As previously disclosed on Form 8-K/A filed by the Partnership on July 25, 2018, the common units were issued pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 8.01 Other Events.

Purchase Agreement

On July 27, 2018, the Partnership and the Guarantors entered into a purchase agreement with J.P. Morgan Securities LLC, as representative of the several initial purchasers (the “Initial Purchasers”), pursuant to which the Partnership and the Guarantors agreed to issue and sell the Notes and the Guarantees to the Initial Purchasers.

The Notes and the Guarantees were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes and Guarantees (i) inside the United States to “qualified institutional buyers,” as defined in Rule 144A (“Rule 144A”) under the Securities Act in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”) in accordance with Regulation S. The Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The issue price for the Notes and Guarantees was 100% of their principal amount. The Partnership intends to use the approximately $441 million of net proceeds from the Offering, after discounts and estimated offering expenses, to refinance the Term Loan Credit Agreement, to fund the cash purchase price of its previously announced acquisition of FB Industries Inc. and for general partnership purposes.

Notes Pricing Press Release

On July 27, 2018, the Partnership issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the pricing of the Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Closing of Acquisition of FB Industries Inc.

On August 1, 2018, the Partnership closed the Acquisition pursuant to that certain Purchase and Sale Agreement, dated July 19, 2018, by and among the Partnership, FB Industries and other parties thereto. Under the terms of the Acquisition, the Partnership paid cash consideration of approximately $45 million and issued 1,279,328 new common units to the owners of FB Industries.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT	DESCRIPTION

4.1	Indenture, dated as of August 1, 2018, by and among Hi-Crush Partners LP, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 9.500% Senior Note due 2026 (included in Exhibit 4.1).

10.1	Credit Agreement, dated as of August 1, 2018, among Hi-Crush Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and an issuing lender, the lenders party thereto from time to time, and each other issuing lender.

99.1	Hi-Crush Partners LP press release dated July 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hi-Crush Partners LP

	By:	Hi-Crush GP LLC, its general partner

Date: August 2, 2018	By:	/s/ Laura C. Fulton
Laura C. Fulton
Chief Financial Officer

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